SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

ARCHER SERIES TRUST

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

9000 Keystone Crossing, Suite 630

 Indianapolis, IN  46240

TELEPHONE NUMBER:

(317) 581-1300

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

 Troy C. Patton, CPA

Archer Investment Corporation

 9000 Keystone Crossing, Suite 630

 Indianapolis, IN  46240

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

       /   / Yes    /X/ No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Indianapolis and State of Indiana on this 18th day of November, 2009.

ATTEST:

 ARCHER FUNDS

/s/

 /s/

By:

By: Troy Patton, Trustee

ADDITIONAL INFORMATION

Item.

1.

ARCHER SERIES TRUST

Item.

2.

Organized in the State of Ohio on October 7, 2009

Item.

3.

Statutory Trust

Item.

4 & 5.

The registrant is a diversified open-end management investment company

Item.

6.

Name and Address of Investment Advisor

Archer Investment Corporation

9000 Keystone Crossing, Suite 630

Indianapolis, IN  46240

Item.

7.

Troy Patton is the Sole Initial Trustee, President and Secretary of the registrant.  Troy Patton’s business address is 9000 Keystone Crossing, Suite 630, Indianapolis, IN  46240. At its organizational meeting, the registrant proposes to appoint two independent trustees.

Item.

8.

Not applicable

Item.

9.

(a)

No

(b)

Not Applicable

(c)

Yes

(d)

No

(e)

Not Applicable

Item.

10.

None

Item.

11.

No

Item.

12.

Not Applicable